Exhibit 99.1

FOR IMMEDIATE RELEASE

Dawson Geophysical and TGC Industries Shareholders Approve Strategic Business Combination

MIDLAND, TX and PLANO, TX.—February 9, 2015 (PR NEWSWIRE)—Dawson Geophysical Company (“Dawson”) (NASDAQ: DWSN) and TGC Industries, Inc. (“TGC”) (NASDAQ: TGE) announced that at their respective special meetings of shareholders held on February 9, 2015, each company obtained sufficient votes for each proposal required to consummate the previously announced proposed strategic business combination between Dawson and TGC.

Pursuant to the Agreement and Plan of Merger, dated as of October 8, 2014, by and among Dawson, TGC and Riptide Acquisition Corp., a wholly-owned subsidiary of TGC (“Merger Sub”), Merger Sub will merge with and into Dawson (the “Merger”), with Dawson surviving the Merger as a direct wholly owned subsidiary of TGC.  Immediately prior to the Merger, Dawson will change its name to “Dawson Operating Company” (the “Dawson Name Change”) and TGC will change its name to “Dawson Geophysical Company” (the “TGC Name Change”) and effect a 1-for-3 reverse stock split of its common stock (the “TGC Reverse Stock Split”).  Dawson and TGC made filings with the office of the Texas Secretary of State (the “Filing Office”) on February 9, 2015 in order to give effect to the Dawson Name Change, the TGC Name Change, the TGC Reverse Stock Split and the Merger.  Subject to the acceptance of these filings by the Filing Office, Dawson and TGC expect the Dawson Name Change, the TGC Name Change, the TGC Reverse Stock Split and the Merger to become effective after market hours on Wednesday, February 11, 2015.

Subject to the aforementioned acceptance by the Filing Office of the filings made by Dawson and TGC, the combined company will be named “Dawson Geophysical Company” and will begin trading on NASDAQ under the “DWSN” symbol at the opening of trading on February 12, 2015.

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

The transactions contemplated by the Agreement and Plan of Merger, dated October 8, 2014, by and among Dawson, TGC and Merger Sub, including, with respect to Dawson, the proposed merger and, with respect to TGC, the proposed issuance of TGC common stock in the merger and an amendment to TGC’s certificate of formation, were submitted to the shareholders of Dawson and TGC for their consideration on February 9, 2015. In connection with the proposed merger, TGC filed with the SEC a registration statement on Form S-4 that includes a definitive joint proxy statement that also constitutes a prospectus of TGC.  The registration statement was declared effective by the SEC on December 31, 2014, and the definitive joint proxy statement/prospectus was mailed to Dawson and TGC shareholders on or about December 31, 2014 in connection with the proposed merger.

INVESTORS AND SECURITY HOLDERS OF DAWSON AND TGC ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may currently obtain free copies of the definitive joint proxy statement/prospectus, and other documents containing important information about Dawson and TGC filed with the SEC, through the website maintained by the SEC at www.sec.gov. Dawson and TGC make available free of charge at www.dawson3d.com and www.tgcseismic.com, respectively (in their “Investor Relations” sections), copies of materials they file with, or furnish to, the SEC, and investors and shareholders may contact Dawson at (432) 684-3000 or TGC at (972) 881-1099 or c/o Dennard-Lascar Associates at (713) 529-6600 to receive copies of documents that each company files with or furnishes to the SEC.

FORWARD-LOOKING STATEMENTS

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson and TGC caution that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect Dawson’s and TGC’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the possibility that the proposed transaction does not close when expected or at all because required approvals are not received on a timely basis; the risk that the benefits from the proposed transaction may not be fully realized or may take longer to realize than expected; the ability to promptly and effectively integrate the businesses of Dawson and TGC; the ability to realize anticipated synergies and cost savings from the transaction; the reaction of the companies’ customers, employees and counterparties to the transaction; diversion of management time on transaction-related issues; the volatility of oil and natural gas prices; dependence upon energy industry spending; industry competition; reduced utilization; delays, reductions or cancellations of service contracts; high fixed costs of operations and high capital requirements; external factors affecting Dawson’s or TGC’s crews such as weather interruptions and inability to obtain land access rights of way; disruptions in the global economy; whether either company enters into turnkey or dayrate contracts; crew productivity; the limited number of clients; credit risk related to clients; and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties with respect to Dawson is set forth in Dawson’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and with respect to TGC, is set forth in the registration statement on Form S-4 filed by TGC on November 6, 2014, as amended. TGC and Dawson disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Dawson Contact	TGC Contact
Dawson Geophysical Company	TGC Industries, Inc.
Stephen C. Jumper, President & CEO	Wayne Whitener, President & CEO
Christina W. Hagan, CFO	(972) 881-1099
(800) 332-9766
www.dawson3d.com

Company Contact	Company Contact
Edge Consulting, Inc.	Dennard-Lascar Associates
Anthony D. Andora	Jack Lascar
(720) 317-8927	(713) 529-6600